UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

October 9, 2008
Date of Report (Date of earliest event reported)

TRUE PRODUCT ID, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29249	16-1499611
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1615 Walnut Street, 3rd Floor
Philadelphia, PA 19103
 (Address of principal executive offices)

(215) 972-6999
(Registrant’s telephone number, including area code)

_________________________
(Former name or former address,
if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act
[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 9, 2008, the Registrant’s Board of Directors (the “Board”) accepted Wilson W. Hendricks III’s resignation from the Board and as the Registrant’s chief executive officer and chief accounting officer, effective October 8, 2008.  The resignation was not a result of any disagreement with the Registrant.  Hendricks was not a member of any committees of the Board. Hendricks is expected to continue to assist the Registrant in a consulting capacity relating to the rollout of the Chinese National Gas Tank Contract with AQSIQ.

On October 9, 2008, the Board appointed David Bruce Hong as a member of the Registrant’s Board to fill the vacancy created by Hendricks’ resignation.  Educated in the United States and England, Hong previously helped oversee distribution, sales and business development for Asian and multinational companies in a variety of diverse industries in the People’s Republic of China, Hong Kong, Macau, Taiwan, Philippines, Thailand, Malaysia, Indonesia, Japan and the United States, serving as CEO, a board member, director for the Asian-Pacific Region, director for business development, and other capacities. He helped oversee distribution, sales, promotions, and business development in the Asian-Pacific Region for such companies as 7-Eleven, KFC, Sands, 3M, Audi, Budweiser, Citibank, J. Walter Thompson, and Nestle, among others. He was also a licensed financial controller within the insurance industry for more than 10 years, and has extensive logistic management experience. Hong has helped with several of the Registrant’s initiatives in China and with Chinese Government.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 13, 2008                                                                                                                                                  TRUE PRODUCT ID, INC.

By:	/s/ Ke Ke Wang
Name: Ke Ke Wang
Title: President